EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254

FOR IMMEDIATE RELEASE

Contact:	Melvin Melle, Chief Financial Officer (800)225-0135 • (214)528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008
Dallas, Texas, November 14, 2008 — The Hallwood Group Incorporated (AMEX-HWG) today reported results for the third quarter and nine months ended September 30, 2008.
For the quarter, Hallwood reported net income of $1.3 million, or $0.82 per share, compared to a net loss of $367,000, or $(0.24) per share, in 2007.
For the nine months, Hallwood reported net income of $1.5 million, or $0.98 per share, compared to a net loss of $8.3 million, or $(5.44) per share, in 2007. The 2008 and 2007 nine month periods included equity losses from the Company’s Hallwood Energy, L.P. affiliate in the amount of $12.1 million and $13.6 million, respectively.
Following is a comparison of results for the 2008 and 2007 periods:
Operating Income. For the 2008 and 2007 third quarters, operating income, primarily from textile products operations, was $1.9 million and $1.2 million, on revenue of $35.6 million and $32.6 million, respectively.
For the 2008 and 2007 nine months, operating income was $15.7 million and $2.0 million, on revenue of $126.7 million and $92.9 million, respectively.
The increases in revenue and operating income were primarily due to higher military sales, which were $21.2 million and $81.1 million for the three months and nine months ended September 30, 2008, compared to $18.1 million and $46.6 million in 2007, respectively.
Other Income (Loss). Other income (loss) consists of equity losses from the Company’s minority investment in its Hallwood Energy, L.P. affiliate, interest expense and interest and other income.
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For the 2008 and 2007 third quarters, other income (loss) was a loss of $109,000 and $1.5 million, respectively, including an equity loss from its energy investment of $-0- in 2008, and $1.3 million in 2007.
For the nine months, other income (loss) was a loss of $12.6 million and $14.1 million, respectively, including an equity loss from its energy investment of $12.1 million in 2008 and $13.6 million in 2007.
Income Tax Expense (Benefit). For the 2008 third quarter, income taxes was an expense of $529,000, which included a noncash deferred federal tax expense of $317,000, current federal tax benefit of $109,000 and state tax expense of $321,000. For the 2007 third quarter, income taxes was an expense of $75,000, which included a noncash deferred federal tax benefit of $168,000, and state tax expense of $243,000.
For the 2008 nine months, income taxes was an expense of $1.6 million, which included a noncash deferred federal tax expense of $438,000, current federal tax benefit of $109,000 and state tax expense of $1.3 million. For the 2007 nine months, income taxes was a benefit of $3.8 million, which included a noncash deferred federal tax benefit of $4.3 million, and state tax expense of $469,000.
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The following table sets forth selected financial information for the three months and nine months ended September 30, 2008 and 2007.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$35,568	$32,576	$126,689	$92,949

Operating income	$1,893	$1,248	$15,729	$2,043
Other income (loss)	(109)	(1,540)	(12,615)	(14,097)

Income (loss) before income taxes	1,784	(292)	3,114	(12,054)
Income tax expense (benefit)	529	75	1,623	(3,790)

Net income (loss)	$1,255	$(367)	$1,491	$(8,264)

PER COMMON SHARE:
BASIC
Net income (loss)	$0.83	$(0.24)	$0.98	$(5.44)

Weighted average shares outstanding	1,521	1,521	1,521	1,518

DILUTED
Net income (loss)	$0.82	$(0.24)	$0.98	$(5.44)

Weighted average shares outstanding	1,523	1,521	1,523	1,518

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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